Exhibit 99.1

NEWS RELEASE

DAVID JAFFE APPOINTED CHAIRMAN OF THE BOARD
OF DIRECTORS FOR ASCENA RETAIL GROUP, INC.

MAHWAH, NJ — (BUSINESS WIRE) — December 9, 2016 – The Board of Directors (the “Board”) of ascena retail group, inc. (NASDAQ: ASNA) (the “Company” or “ascena”) announced at the Company’s 2016 Annual Meeting of Stockholders held on Thursday, December 8, 2016, the appointment of David Jaffe as Chairman of the Board. Mr. Jaffe also serves as the Company’s President and Chief Executive Officer. The Board also announced the honorary title of Chairman Emeritus to Elliot Jaffe (“EJ”) in recognition of his many years of service to the Company.

David Jaffe succeeds Company Co-Founder Elliot S. Jaffe who retired as Non-Executive Chairman of the Board of Directors at the end of the 2016 Annual Meeting of Stockholders. Elliot Jaffe co-founded dressbarn in 1962 and served as CEO until 2002. He was ascena’s Chairman of the Board until January 2011, when he transitioned to Non-Executive Chairman.

“David’s extensive retail and financial background, including nearly 25 years of leadership at ascena, makes him uniquely qualified to assume the role of Chairman of the Board,” said Randy Pearce, ascena’s Lead Independent Director.

David Jaffe added, “I am deeply honored and humbled to take on this additional responsibility. I am excited to carry forward EJ’s passion and commitment to ascena as we continue to grow.”

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant and Catherines), and for tween girls under the Kids Fashion segment (Justice).  ascena retail group, inc. operates ecommerce websites and approximately 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit:  ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, cacique.com, Catherines.com, and shopjustice.com.

CONTACT	For investors:	For media:
	ascena retail group, inc.	ascena retail group, inc.
	Stacy Turnof	Sue Ross
	Vice President of Investor Relations	Executive Vice President, ascena Corporate Affairs
	(551) 777-6928	(218) 491-2110
	stacy.turnof@ascenaretail.com	sue.ross@ascenaretail.com